UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 22, 2008

Maui Land & Pineapple Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Hawaii	0-6510	99-0107542
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

120 Kane Street, P.O. Box 187, Kahului, Maui, Hawaii, 96733-6687

(Address of principal executive offices)

(808) 877-3351

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events.

Maui Land and Pineapple Company, Inc. (the “Company”) has a 51% ownership interest in Kapalua Bay Holdings, LLC, (“Bay Holdings”), which is the sole member of Kapalua Bay LLC, (“Kapalua Bay”).  The other members of Bay Holdings through wholly owned affiliates are Marriott International Inc. (“Marriott”), 34%, and Exclusive Resorts LLC (“ER”), 15%.  A 46% shareholder of the Company through related companies is the majority owner of ER.  The Company has been designated as the managing member of Bay Holdings and as such manages the affairs of the entity.  Profits and losses of Bay Holdings are allocated in proportion to the members’ ownership interests, which approximate the estimated future cash distributions to the members.  The Company’s allocation of income from Bay Holdings was $16.8 million in 2007 and $21.4 million for the six months ended June 30, 2008.

Kapalua Bay is constructing a residential development on land that it owns at the site of the former Kapalua Bay Hotel, and a spa on an adjacent parcel of land that is owned by the Company and leased to Kapalua Bay.  In October 2006, Kapalua Bay entered into a construction agreement with Nordic/PCL (“PCL”) for construction of the project pursuant to which progress payments are required to be made by Kapalua Bay during construction.  In July 2006, Kapalua Bay entered into a syndicated Construction Loan Agreement (the “Loan Agreement”) with Lehman Brothers Holdings Inc. (“Lehman”) for the lesser of $370 million or 61.6% of the total projected cost of the project.  Lehman’s commitment under the Loan Agreement is approximately 78% of the total.  The Loan is collateralized by the project assets, including the fee simple interest in the land owned by Kapalua Bay, the adjacent spa parcel owned by the Company, and all of the sales contracts.  To date, approximately $201 million has been funded under the Loan Agreement and the project is approximately 80% complete, and scheduled for opening in Spring 2009.  As of September 30, 2008, total contracted sales for the project are approximately $310 million, representing approximately 40% of the units which will be available for sale.

On September 15, 2008 Lehman filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York.  On September 22, 2008, Lehman and other lenders in the syndicate were obligated to fund to Kapalua Bay $35.6 million under the Loan Agreement.  The other lenders in the syndicate, representing 22% of the loan commitments, funded their portion, but as of October 2, 2008, Lehman has failed to provide its portion of the funding.  There is no assurance that Lehman will provide the requested funding or that Lehman or the other lenders will provide any future funding under the Loan Agreement.

As a result of Lehman’s failure to comply with the Loan Agreement, the members of Bay Holdings have agreed to advance funds to Bay Holdings, which, when combined with funding received from lenders other than Lehman under the Loan Agreement, will be sufficient to pay minimum progress payments due to PCL.

In the event Lehman continues to refuse to fund its obligations under the Loan Agreement, Bay Holdings will be required to seek alternative funding sources in order to continue to make progress payments to PCL under the construction agreement.  Alternative funding sources could include refinancing the Lehman loan with new lenders, or seeking additional capital from members of Bay Holdings.  Because the project is approximately 80% complete, and there have been approximately $310 million in pre-sales, the Company anticipates that financing will be available to continue construction.  However, there can be no assurance that alternative financial resources will be available promptly, on favorable terms or at all, or that the other lenders in the syndicate, or members of Bay Holdings will continue to fund construction loan shortfalls on the project.  Failure to obtain necessary funding will result in construction delays that could adversely affect results of operations.  Although Bay Holdings is not contractually obligated to provide buyers with completed units until April 2011, construction delays could negatively impact the volume and timing of sales.  In addition, if the Company makes capital contributions to Bay Holdings beyond budgeted amounts, such capital contributions will reduce financial resources available for other operating activities of the Company and could materially and adversely affect the financial condition of the Company.

Forward Looking Statements.  Any statements contained in this report that refer to future events or other non-historical matters are forward-looking statements. These forward-looking statements are based on the Company’s expectations as of the date of this report and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations.  Actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others:  availability of credit or other financial resources necessary to fund construction of the Company’s real estate projects; construction delays and the timing of completing construction projects; timing and success of sales of residential and resort projects; increases in fuel and travel costs; airline industry capacity; dependence on third parties and actual or potential lack of control over joint venture relationships; affects of weather conditions and natural disasters;  recoverability of real estate development deferred costs; affects of local, state and national zoning or other regulations; the Company’s ability to realize cost savings from its workforce reductions; costs of compliance with environmental laws; timing and conditions of future real estate entitlement applications; and such other risks and uncertainties as detailed from time to time in the Company’s public filings with the U.S. Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.  The Company assumes no obligation and does not intend to update any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAUI LAND & PINEAPPLE COMPANY, INC.

Date: October 3, 2008	By:	/s/ ROBERT I. WEBBER
Robert I. Webber
Chief Operating Officer, Chief Financial
Officer, and Executive Vice President